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                                                                    EXHIBIT 99.1


                    CENTERPOINT ENERGY, INC. RETIREMENT PLAN

               (As Amended and Restated Effective January 1, 1999)


                               Eleventh Amendment

                  CenterPoint Energy, Inc., a Texas corporation, having reserved the right under Section 15.1 of the CenterPoint Energy, Inc. Retirement Plan, as amended and restated effective as of January 1, 1999, and as thereafter amended (the "Plan"), to amend the Plan, does hereby amend the second sentence in the first paragraph of Article II of the Plan, effective as of May 1, 2005, to read as follows:

         "Each other Employee who is not (i) a 'leased employee' (as defined in Section 414(n)(2) of the Code, subject to Code Section 414(n)(5)), (ii) designated, compensated, or otherwise classified or treated as an independent contractor or a leased employee by an Employer or an Affiliate, (iii) a non-resident alien who receives no United States source earned income from the Employer, or (iv) designated or otherwise classified by the Company or an Affiliate as an offshore production operations employee, shall participate in the Plan on the later of January 1, 1999, or the date on which the Employee completes one hour of service in accordance with Section 3.2."

                  IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 28th day of April 2005, but effective as of May 1, 2005.


                                       CENTERPOINT ENERGY, INC.


                                       By  /s/ David M. McClanahan
                                         ---------------------------------------
                                           David M. McClanahan
                                           President and Chief Executive Officer

ATTEST:

/s/ Richard Dauphin
-------------------
Richard Dauphin
Assistant Secretary